Exhibit 99.1

CERTIFICATION

UST Sequence Number 250

I, Joe A. Shearin, the President and Chief Executive Officer of Eastern Virginia Bankshares, Inc., certify, based on my knowledge, that:

(i) The compensation committee of Eastern Virginia Bankshares, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during the fiscal year ended December 31, 2010, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Eastern Virginia Bankshares, Inc.;

(ii) The compensation committee of Eastern Virginia Bankshares, Inc. has identified and limited during the fiscal year ended December 31, 2010 any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Eastern Virginia Bankshares, Inc. and has identified any features of the employee compensation plans that pose risks to Eastern Virginia Bankshares, Inc. and has limited those features to ensure that Eastern Virginia Bankshares, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during the fiscal year ended December 31, 2010, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Eastern Virginia Bankshares, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of Eastern Virginia Bankshares, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Eastern Virginia Bankshares, Inc. will provide a narrative description of how it limited during the fiscal year ended December 31, 2010 the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Eastern Virginia Bankshares, Inc.;

(B) Employee compensation plans that unnecessarily expose Eastern Virginia Bankshares, Inc. to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Eastern Virginia Bankshares, Inc. to enhance the compensation of an employee;

(vi) Eastern Virginia Bankshares, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the fiscal year ended December 31, 2010 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Eastern Virginia Bankshares, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the fiscal year ended December 31, 2010;

(viii) Eastern Virginia Bankshares, Inc. has limited bonus payments to its applicable employee in accordance with Section 111 of EESA and the regulations and guidance established there under during the fiscal year ended December 31, 2010;

(ix) Eastern Virginia Bankshares, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the fiscal year ended December 31, 2010; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) Eastern Virginia Bankshares, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the fiscal year ended December 31, 2010;

(xi) Eastern Virginia Bankshares, Inc. will disclose the amount, nature, and justification for the offering, during the fiscal year ended December 31, 2010, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for the employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Eastern Virginia Bankshares, Inc. will disclose whether Eastern Virginia Bankshares, Inc., the board of directors of Eastern Virginia Bankshares, Inc., or the compensation committee of Eastern Virginia Bankshares, Inc. has engaged during the fiscal year ended December 31, 2010 a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Eastern Virginia Bankshares, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the fiscal year ended December 31, 2010;

(xiv) Eastern Virginia Bankshares, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Eastern Virginia Bankshares, Inc. and Treasury, including any amendments;

(xv) Eastern Virginia Bankshares, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001.)

Date: March 31, 2011	/s/ Joe A. Shearin
Joe A. Shearin, President and Chief Executive Officer